Exhibit 99.1

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

WHITING USA TRUST II ANNOUNCES TRUST QUARTERLY DISTRIBUTION

Houston, Texas, November  7,  2019 –  Whiting USA Trust  II (the “Trust”)  (OTC Symbol – WHZT) announced today that the Trust will make a distribution to unitholders in the fourth quarter of 2019, which relates to net profits generated during the third quarterly payment period of 2019. Unitholders of record on November 19, 2019 will receive a distribution of $0.063070 per unit, which is payable on or before November 29, 2019 (the “November 2019 distribution”).

As of the date of this press release, 99.9% of the Trust’s total 18,400,000 units outstanding were held by Cede & Co. (The Depository Trust Corporation’s nominee) as the official unitholder of record. The record date of November 19, 2019 for this distribution is only applicable to unitholders of record such as Cede & Co., and the ex-date, as set by The Financial Industry Regulatory Authority, Inc., or FINRA, actually determines which street name holders will be eligible to receive the November 2019 distribution.

Sales volumes, net profits and selected performance metrics for the quarterly payment period were:

Sales volumes:
Oil (Bbl)(1)	215,887
Natural gas (Mcf)	295,089
Total (BOE)(2)	265,069
Gross proceeds:
Oil sales(1)	$10,739,317
Natural gas sales	460,209
Total gross proceeds(2)	$11,199,526
Costs:
Lease operating expenses(3)	$8,857,895
Production taxes	561,209
Development costs(4)	264,021
Cash settlements on commodity derivatives(5)	-
Total costs	$9,683,125
Net profits	$1,516,401
Percentage allocable to Trust’s Net Profits Interest	90%
Total cash available for the Trust	$1,364,761
Provision for estimated Trust expenses	(200,000)
Montana state income taxes withheld	(4,271)
Net cash proceeds available for distribution	$1,160,490
Trust units outstanding	18,400,000
Cash distribution per Trust unit	$0.063070
Selected performance metrics:
Crude oil average realized price (per Bbl)(1)	$49.75
Natural gas average realized price (per Mcf)(6)	$1.56
Lease operating expenses (per BOE)(3)	$33.42
Production tax rate (percent of total gross proceeds)	5.0%

__________

(1)	Oil includes natural gas liquids.
(2)

The November 2019 distribution includes production of 27,495 BOE attributable to four Keystone South farm-out wells and one Flying W farm-out well, which production generated gross proceeds of $1.0 million during the third quarterly payment period of 2019.

(3)

Lease operating expenses increased $0.7 million from $8.2 million during the second quarterly payment period of 2019 to $8.9 million during the third quarterly payment period of 2019 primarily due to differences in timing associated with invoices received and paid for non-operated properties.

(4)

The Trust’s underlying properties experienced a decrease in development costs during the third quarterly payment period of 2019 as compared to the second quarterly payment period of 2019 primarily due to (i) reduced capital workover activity in the Mary Two and Justis fields and (ii) reduced capital expenditures related to non-operated properties between periods. Such non-operated properties are outside the control of Whiting or the Trust and therefore, these operators may propose additional capital expenditures in the future.

(5)

All costless collar hedge contracts terminated as of December 31, 2014, and no additional hedges are allowed to be placed on Trust assets.  Consequently, there are no further cash settlements on commodity hedges for inclusion in the Trust’s computation of net profits (or net losses, as the case may be), and the Trust has increased exposure to oil and natural gas price volatility.

(6)

A portion of the natural gas volumes produced by the underlying properties have a “liquids-rich” content however, such liquids did not result in a premium to the average NYMEX natural gas price in the November 2019 distribution primarily due to a decline in liquids prices during the period.

The Trust’s net profits interest (“NPI”), which is the only asset of the Trust other than cash reserves held for future Trust expenses, represents the right to receive 90% of the net proceeds from Whiting Petroleum Corporation’s interests in certain existing oil and natural gas properties located primarily in the Rocky Mountains, Permian Basin, Gulf Coast and Mid-Continent regions of the United States.

Trust Termination

The Trust will wind up its affairs and terminate shortly after the earlier of (a) the NPI termination date or (b) the sale of the net profits interest. The NPI termination date is the later to occur of (1) December 31, 2021, or (2) the time when 11.79 MMBOE (10.61 MMBOE to the 90% net profits interest) have been produced from the underlying properties and sold, which is estimated to be December 31, 2021 based on the Trust’s year-end 2018 reserve report. After the termination of the Trust, it will pay no further distributions.

The market price of the Trust units will decline to zero at the termination of the Trust, which will occur around or shortly after the termination or sale of the net profits interest. As described in the Trust’s public filings, since the assets of the Trust are depleting assets, a portion of each cash distribution paid on the Trust units, if any, should be considered by investors as a return of capital, with the remainder being considered as a return on investment.

Net Profits Interest Overview

As of September 30, 2019, on a cumulative accrual basis, 9.72 MMBOE (92%) of the Trust’s total 10.61 MMBOE have been produced and sold or divested. Based on the Trust’s reserve report for the underlying properties as of December 31, 2018, the Trust’s 10.61 MMBOE are projected to be produced prior to December 31, 2021,  and assuming that occurs, the Trust would terminate shortly after December 31, 2021. The 2018 year-end reserve report reflects expected annualized production decline rates of approximately 11.1% for oil and 23% for gas between 2019 and 2021.

Although oil and gas prices have stabilized since the lows experienced during the 2016 distribution periods, oil and gas prices historically have been volatile and may fluctuate widely in the future.  The Trust is unable to predict future commodity prices; however, if prices decline in future periods, a reduction in the amount of net proceeds to which the Trust is entitled is likely to occur.  Additionally, in the current commodity price environment, the Trust’s distributions have increased sensitivity to fluctuations in operating and capital expenditures and commodity price differentials, as was the case for the third quarterly payment period of 2017 and the fourth quarterly payment period of 2018. If the NPI generates net losses or limited net proceeds, the net profits interest may not provide sufficient funds to the Trustee to enable it to pay all of the Trust’s administrative expenses.

Lower commodity prices are likely to cause a reduction in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties, which may in turn extend the length of time required to produce the Trust’s 10.61 MMBOE. Alternatively, higher commodity prices may potentially result in an increase in the amount of oil, natural gas and natural gas liquids that is economic to produce from the underlying properties, however, higher prices could result in increases to the cost of materials, services and personnel. Furthermore, cash distributions to unitholders may decline at a faster rate than the rate of production due to industry-specific risks and uncertainties such as (i) oil and gas price declines, (ii) fixed and semi-variable costs not decreasing as fast as production volumes, (iii) expected future development being delayed, reduced or cancelled or (iv) increased operating or capital expenditures for non-operated properties that are outside the control of Whiting Petroleum Corporation or the Trust.

Forward-Looking Statements

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact.  No assurances can be given that such statements will prove to be correct. The estimated time when the Trust will terminate is based on the Trust’s reserve report of the underlying properties as of December 31, 2018 and is subject to the assumptions contained therein. Additionally, the estimated time when the market price of the Trust units should decline to zero is based on the economic rights of the Trust units. The trading price of the Trust units is affected by factors outside of the control of the Trust or Whiting, including actions of market participants, among others. Other important factors that could cause actual results to differ materially include expenses of the Trust, fluctuations in oil and natural gas prices, uncertainty of estimates of oil and natural gas reserves and production, uncertainty as to the timing of any such production,  risks inherent in the operation,  production and development of oil and gas, future production and development costs, and other risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018 and in its other filings with the Securities and Exchange Commission (the “SEC”). The Trust’s annual, quarterly and other reports filed under the Securities Exchange Act of 1934, as amended, are available electronically from the website maintained by the SEC at http://www.sec.gov. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
601 Travis Street, 16th Floor, Houston, TX 77002
http://WhitingWHZ.investorhq.businesswire.com/

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